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            PSINET TO PROCEED WITH SPECIAL MEETING OF SHAREHOLDERS


          HERNDON, VA, January 22, 1998--PSINet Inc. (Nasdaq NMS: PSIX), the first commercial Internet service provider, announced today that its Board of Directors met last evening and determined that the "proposed opportunity", as characterized by a company named USinternetworking, Inc., in a letter submitted yesterday was not of interest to PSINet. In that letter, USinternetworking indicated that it is prepared under certain circumstances to make a cash tender offer of $10 per share to acquire a minimum of 51% of PSINet's outstanding shares. Among the conditions stated in the letter were the postponement of PSINet's Special Meeting of Shareholders scheduled for tomorrow, January 23, 1998 (the "Special Meeting"), for at least 120 days, "satisfactory completion of timely and reasonable due diligence" of PSINet and "obtainment and completion by USi of the required financing" for the transaction. PSINet stated that the "proposed opportunity" was inconsistent with PSINet's business plan, that PSINet's transaction with IXC Internet Services, Inc. to be considered at the Special Meeting is an integral part of its business plan, and that PSINet remains enthusiastic about that plan. In addition, the "proposed opportunity" would have required PSINet to breach its agreement with IXC, an action the Board determined was not in the best interests of PSINet and its shareholders.

          Headquartered in Herndon, Va., PSINet has offices throughout the U.S. and subsidiaries in Canada, Japan and Europe, including Belgium, France, Germany, the Netherlands, Switzerland, and the U.K. For more information contact PSINet by phone at 703-904-4100, by e-mail at info@psi.com or by accessing the corporate Web site at http://www.psi.net.